Exhibit 23.2




                        INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Club Corporation International:

We consent to the use of our report dated February 23, 1996, on the consolidated financial statements and schedules of Club Corporation International and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 incorporated herein by reference. Our report on the consolidated financial statements refers to a change in the method of accounting for income taxes, certain investment in debt and equity securities and for the impairment of long-lived assets and for long-lived assets to be disposed of.


                                     KPMG Peat Marwick LLP


Dallas, Texas
July 12, 1996